Calculation of Filing Fee Tables
S-8
Navitas Semiconductor Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, par value $0.0001 per share	Other	35,000,000	$ 11.86	$ 415,100,000.00	0.000087	$ 36,113.70
Total Offering Amounts:						$ 415,100,000.00		$ 36,113.70
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 36,113.70
Offering Note
[1]	Note 1a. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of the Registrant's Class A common stock, par value $0.0001 per share (the "Class A Common Stock") that may become issuable under the Registrant's 2021 Equity Incentive Plan by reason of any stock split, stock distribution or similar transaction. Note 1b. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low prices of the Class A Common Stock on the New York Stock Exchange on October 1, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources